Exhibit 99.1

Mesa Labs Reports 23 Percent Increase in First Quarter Net Income

Lakewood, Colorado, August 3, 2015 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported a 23 percent increase in net income for the first quarter ended June 30, 2015.

Highlights for the current quarter compared to the same quarter last year:

●	Revenues increased 11 percent.
●	Operating income increased 19 percent.
●	Net income increased 23 percent.
●	Non-GAAP adjusted net income[1] increased 20 percent.

Revenues for the first quarter increased 11 percent to $18,158,000 as compared to $16,400,000 for the same quarter last year. Operating income for the first quarter increased 19 percent to $3,642,000 as compared to $3,055,000 for the same quarter last year. Net income for the first quarter increased 23 percent to $2,306,000 or $0.63 per diluted share of common stock as compared to $1,881,000 or $0.51 per diluted share of common stock for the same quarter last year.

On a non-GAAP basis, adjusted net income (which excludes the non-cash impact of amortization of intangible assets, net of tax) for the first quarter increased 20 percent to $3,137,0001 or $0.85 per diluted share of common stock as compared to $2,612,000 or $0.71 per diluted share of common stock for the same quarter last year.

"Mesa’s fiscal 2016 is off to a good start, as reflected by the financial results for the first quarter," said John J. Sullivan, President and Chief Executive Officer. "Organic revenues growth of five percent, combined with six percent acquisition related growth, resulted in a healthy 11 percent growth of the overall business. All three of Mesa’s divisions contributed, with growth of 13 percent, eight percent and 13 percent for Biological Indicators, Instruments and Continuous Monitoring, respectively. Gross profit margin improved compared to this quarter last year by two percentage points which helped drive a 23 percent improvement in net income. I am pleased to see that the momentum we built in the business last fiscal year is carrying into our new year."

"Looking forward, I am excited about Mesa’s prospects for the remainder of the year," continued John Sullivan. “A few days after the end of the first quarter we closed the acquisition of the Infitrak business near Toronto. Infitrak’s cold chain products fit very well with Mesa’s market focus, as they are used mainly in regulated markets for maintaining quality products, and they complement our DataTrace and Continuous Monitoring product lines. We are looking forward to assisting the Infitrak team grow their business in the U.S., and we expect that the addition of this new product line will have a positive impact on Mesa’s financial performance for this year, and beyond.”

1 The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

 Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2015	2014
Revenues	$18,158	$16,400
Cost of revenues	7,017	6,695
Gross profit	11,141	9,705
Operating expenses	7,499	6,650
Operating income	3,642	3,055
Other expense, net	116	162
Earnings before income taxes	3,526	2,893
Income taxes	1,220	1,012
Net income	$2,306	$1,881

Net income per share (basic)	$0.65	$0.54
Net income per share (diluted)	0.63	0.51

Weighted average common shares outstanding:
Basic	3,575	3,501
Diluted	3,686	3,656

 Consolidated Balance Sheets

(Amounts in thousands)	June 30, 2015 (Unaudited)	March 31, 2015
Cash and cash equivalents	$1,968	$2,034
Other current assets	27,320	27,588
Total current assets	29,288	29,622
Property, plant and equipment, net	11,040	9,598
Other assets	76,861	78,100
Total assets	$117,189	$117,320

Liabilities	$40,799	$43,841
Stockholders’ equity	76,390	73,479
Total liabilities and stockholders’ equity	$117,189	$117,320

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2015	2014
Net income	$2,306	$1,881
Amortization of intangible assets, net of tax	831	731
Adjusted net income	$3,137	$2,612

Adjusted net income per share (basic)	$0.88	$0.75
Adjusted net income per share (diluted)	0.85	0.71

Weighted average common shares outstanding:
Basic	3,575	3,501
Diluted	3,686	3,656

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. The tax effect is calculated using the average corporate rate for that period multiplied by the amortization. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products and services, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins. We are organized into four divisions across seven physical locations. Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, environmental air sampling and semiconductor industries. Our Biological Indicators Division manufactures and markets biological indicators and distributes chemical indicators used to assess the effectiveness of sterilization processes, including steam, hydrogen peroxide, ethylene oxide and radiation, in the hospital, dental, medical device and pharmaceutical industries. Our Continuous Monitoring Division designs, develops and markets systems which are used to monitor various environmental parameters such as temperature, humidity and differential pressure to ensure that critical storage and processing conditions are maintained in hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies and a number of other laboratory and industrial environments. Our Cold Chain Division provides parameter monitoring of products in a cold chain, consulting services such as compliance monitoring, packaging development and validation or mapping of transport and storage containers, and thermal packaging products such as coolers, boxes, insulation materials and phase-change products to control temperature during transport.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," "expect," "project," “anticipate,” "estimate," "intend," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2015, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com